Exhibit 99.1

Conference call:	Today, May 10, 2010 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(212) 231-2905 or (415) 226-5361

Wave Q1 Revenues Rose 45% to $5.9 Million on
Continued Growth in Software License Activity

Wave’s EBITDAS Loss Declined to $118,000 from $1 million in Q1 2009

Lee, MA — May 10, 2010 -Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported improved operating results for the first quarter (Q1) ended March 31, 2010.

Principally reflecting growth in royalties from enterprise software license sales (previously referred to as “upgrade sales”), as well as from increased shipments of Wave’s software bundled with self-encrypting drives (SEDs), Wave’s Q1 2010 net revenues from software licensing rose 53% to $5.7 million from $3.7 million in Q1 2009.  Higher net revenue from software licensing more than offset a year-over-year decline in services revenues related to the timing of work on government-based service contracts and drove a 45% increase in total net revenues to $5.9 million versus $4.0 million in the year-ago period and a 13% increase over Q4 2009 net revenues of $5.2 million.  Total billings for Q1 2010 increased 41% to $5.6 million compared to Q1 2009 total billings of $4.0 million.  Total billings for Q1 2010 decreased 21% from Q4 2009 total billings $7.1 million, due primarily to $1.9 million in orders for a major U.S. automaker in Q4 2009.  Net revenue is reconciled to billings below.

Despite year-over-year and sequential increases in SG&A and R&D expense to support Wave’s growing customer base and OEM relationships, Wave reported a reduced net loss of $764,000, or $0.01 per basic and diluted share, compared to a Q1 2009 net loss of $1.5 million, or $0.02 per basic and diluted share.  Wave’s Q4 2009 net loss was $1.0 million, or $0.01 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the first quarters of 2010 and 2009 of 77.2 million and 61.9 million, respectively, and on 73.9 million basic shares outstanding at December 31, 2009.

Wave’s negative EBITDAS improved to $118,000 in Q1 2010 compared to negative EBITDAS of $1,033,000 in Q1 2009 and negative EBITDAS of $513,000 in Q4 2009.  EBITDAS is a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense.  Net income is reconciled to EBITDAS below.

Wave’s balance sheet improved during Q1 2010 principally due to the receipt of $1.9 million from a fourth quarter license sale to a major US automaker, as well as from proceeds totaling $3.8 million from warrant and stock option exercises.  As of March 31, 2010 Wave’s cash and cash equivalents rose to $5.1 million, from $1.9 million on December 31, 2009.  Wave’s total current assets rose to $9.1 million and its total current liabilities — including $3.3 million of deferred revenue — declined to $7.5 million.

Steven Sprague, President and CEO of Wave Systems commented, “Wave continued to make solid financial and operational progress in Q1 2010.  We also ended the quarter with significant improvements in our cash and working capital position.

“Enterprise software license sales to first-time and repeat customers rose on a sequential and year-over-year basis as did revenues from software bundled with OEM shipments of SEDs and PCs enabled with Trusted Platform Modules.  We believe that our sales and marketing efforts in generating broader customer awareness for our solutions, as well as initial activity under our new distribution partnership with HP, contributed to these increases.  We also believe that publicity from a number of high-profile security breaches, as well as from recently implemented regulations that can impose severe financial penalties for unencrypted lost data, continues to generate awareness of, and interest in, hardware-based PC security solutions.

“Healthcare and financial services are verticals where we are seeing strong interest and increased demand given those industries’ needs to secure business, customer, financial, and patient data. We are also pleased with the progress our eSign division is achieving for its digital signing and storage solutions within the mortgage and insurance industries; eSign is now live with three large-scale customers using their MERS-integrated SmartSafe document storage solution.”

Summary of Recent Progress/Developments:

•                  In a separate announcement today, Wave announced that it had strengthened its IP position with the acquisition of two storage security patents that describe elements of the core technology underlying SEDs.

•                  In April, Dell began shipping the second-generation of its E-Series Latitude Laptop family with Wave Software for enhanced security.  These updated laptops include Wave’s EMBASSY® software for multi-factor authentication, single sign-on and password management.

•                  In March, Wave secured a large order from a global accounting and consultancy firm.  The organization is implementing Wave’s software to turn on and use Trusted Platform Modules to secure access to their VPN and wireless networks.

•                  Case studies for Mazda North America and Vega Deutschland were published, demonstrating the successful deployments of self-encrypting hard drives and Wave’s management software for protecting confidential data on employee laptops.

•                  In March, the U.S. Army NETCOM granted its Certificate of Networthiness for Wave’s EMBASSY Trust Suite to manage Trusted Platform Modules on PCs within the Army LandWarNet NetOPs Architecture (LNA).

•                  In April, Wave’s eSign division demonstrated the integration of their SmartSafe software with the Mortgage Electronic Registry System (MERS®) at the MBA Technology in Banking Conference & Expo in April.  MERS is the industry-endorsed system for electronically tracking mortgage ownership and servicing rights.  By integrating with MERS, eSign is helping its customers implement and provide secondary market liquidity for paperless mortgages.  In March, eSign and HELM Analytics announced a new SmartReporting Module, which expands the reporting capabilities of SmartSAFE.  Customers can now access dashboards, standardized and ad hoc reporting functions, as well as access and manage signing statistics, error logging and document vaulting.

•                  Insurance Administrative Solutions (IAS) implemented eSign’s electronic signature solution to its online insurance and delivery platform, as announced in March.  IAS provides Medicare supplement insurance.

About Wave Systems Corp.

Wave is a pioneer in hardware-based PC security that provides software to help solve critical enterprise PC security challenges such as data protection, strong authentication, network access control and the management of these enterprise functions.  Wave is a founding member of the Trusted Computing Group (TCG), a consortium of more than 100 companies that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) as well as hard drives that comply with TCG’s “Opal” self-encrypting drive (SED) standard.  Self-encrypting drives are a growing segment of the data protection market, offering increased security and better performance than most existing software-based encryption solutions.  TPMs are standard equipment on many enterprise-class PCs shipping today and have shipped on an estimated 300 million PCs worldwide.  Using TPMs and/or SEDs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  Visit http://www.wave.com for more information.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net revenues:
Licensing	5,693,521	3,730,896
Services	175,907	303,285
Total net revenues	$5,869,428	$4,034,181
Operating expenses:
Cost of sales - licensing	202,125	165,672
Cost of sales - services	149,535	182,388
Selling, general, and administrative	4,090,126	3,378,522
Research and development	2,187,309	1,825,124
Total operating expenses	6,629,095	5,551,706
Operating loss	(759,667)	(1,517,525)
Net interest expense	(4,508)	(5,708)
Net loss	(764,175)	(1,523,233)
Loss per common share — basic and diluted	$(0.01)	$(0.02)
Weighted average number of common shares outstanding during the period	77,186,505	61,868,589

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Total net revenues	$5,869,428	$4,034,181	$5,213,252
Increase (decrease) in deferred revenue	(242,723)	(31,549)	1,901,162

Total billings (Non-GAAP)	$5,626,705	$4,002,632	$7,114,414

Net loss as reported	$(764,175)	$(1,523,233)	$(1,000,554)
Interest expense	4,508	5,708	3,626
Income tax (benefit) expense	—	—	—
Depreciation and amortization	68,184	62,490	68,260
Stock-based compensation expense	573,163	422,041	415,408

EBITDAS (Non-GAAP)	$(118,320)	$(1,032,994)	$(513,260)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$5,145,556	$1,900,014
Accounts receivable, net of allowance for doubtful accounts of $-0-March 31, 2010 and December 31, 2009	3,689,005	3,850,020
Prepaid expenses	271,678	207,343
Total current assets	9,106,239	5,957,377
Property and equipment, net	252,012	237,237
Other assets	127,382	133,311
Total Assets	9,485,633	6,327,925

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	4,214,018	4,441,657
Current portion of capital lease payable	63,051	61,857
Deferred revenue	3,258,138	3,500,861
Total current liabilities	7,535,207	8,004,375
Long-term portion of capital lease payable	167,287	183,505
Total liabilities	7,702,494	8,187,880

Stockholders’ Equity (Deficit):
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 79,465,628 shares issued and outstanding in 2010 and 75,211,054 in 2009	794,656	752,110
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 38,232 shares issued and outstanding in 2010 and 2009	382	382
Capital in excess of par value	349,788,391	345,423,668
Accumulated deficit	(348,800,290)	(348,036,115)
Total Stockholders’ Equity (Deficit)	1,783,139	(1,859,955)
Total Liabilities and Stockholders’ Equity (Deficit)	$9,485,633	$6,327,925

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